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                                                                    EXHIBIT 23.4


Advanced Communication Systems, Inc.
10089 Lee Highway
Fairfax, VA 22030

As independent public accountants, we hereby consent to the use of our report dated January 14, 1998 (and to all references to our Firm) included in or made a part of this registration statement.



                                             /s/  FAILES AND ASSOCIATES, P.C.

Failes and Associates, P.C.
Virginia Beach, Virginia
April 22, 1998